Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES EXPECTED RESULTS FOR FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2008

NEW YORK, AUGUST 5, 2008 — K-Sea Transportation Partners L.P. (NYSE: KSP) today announced expected operating results and net income for the fourth fiscal quarter and year ended June 30, 2008.  These amounts are being presented in a range and are subject to finalization pending resolution of certain non-cash depreciation expense issues related primarily to fixed assets acquired in the Smith Maritime Group acquisition.  Net income for the fourth quarter is expected to be in the range of $4.1 million to $7.3 million, or $0.29 to $0.52 per fully diluted limited partner unit, compared to $3.8 million, or $0.37 per unit, in the same period a year ago.  As previously announced, the Company also increased its distribution to unitholders for the fourth quarter by $0.01, or 1.3%, to $0.77 per unit, or $3.08 per unit annualized.  This is the thirteenth consecutive quarter of increased distributions, and the fifteenth increase since the Company’s IPO in 2004.  The distribution will be payable on August 14, 2008 to unitholders of record on August 6, 2008.

President and CEO Timothy J. Casey said “We are pleased with our expected results for the fourth fiscal quarter and year ended June 30, 2008.  We experienced the anticipated rebound from the seasonally slow March quarter, and rates for our services continue to be strong.  Despite some weakness in demand in certain local markets, overall vessel utilization remains solid, primarily due to our significant proportion of long-term charter contracts.  These contracts have an average remaining duration of approximately 2.5 years.  Our fleetwide vessel utilization was 85% for the fourth quarter and 84% for the full year.

“During the fourth quarter of fiscal 2008, we took delivery of a new 80,000 barrel tank barge, which immediately began work under a three-year contract for a major customer on the west coast.  We have eight additional units under construction, two of which are expected to be delivered by November of this year and which are also under contract with customers.  In June 2008, we acquired eight tugboats from Roehrig Maritime for approximately $41.5 million in cash.  These tugboats will initially reduce our outside towing costs, and will ultimately ensure that we have sufficient tugboats to power our remaining new barges when they are delivered during calendar years 2009 and 2010.

“In light of our results and expectations, our Board of Directors last week approved a one cent per unit increase in our quarterly distribution.  At our current annualized rate of $3.08 per unit, K-Sea’s distribution is 10% higher than at this time last year.  We remain optimistic about our ability to continue to grow future distributions.”

Three Months Ended June 30, 2008

For the three months ended June 30, 2008, the Company expects operating income in a range of $9.6 million to $12.8 million, compared to $7.8 million of operating income for the three months ended June 30, 2007.  This increase resulted primarily from inclusion of the results of the Smith Maritime Group (Smith) from its acquisition date of August 14, 2007, and also from the ongoing addition of new barges from the Company’s expansion and upgrade program.  Since the beginning of the 2007 fourth fiscal quarter, the Company has taken delivery of five new tank barges.

Operating results for the fourth quarter of fiscal 2008 were also positively impacted by continued strong rates and vessel utilization, partially offset by increased depreciation and amortization due to the Smith acquisition and the expanded fleet, and $2.6 million in higher general and administrative expenses as a result of the Smith acquisition and the Company’s continued growth.  Earnings before interest, taxes, depreciation and amortization (EBITDA) increased by $8.4 million, or 49%, to $25.4 million for the three months ended June 30, 2008, compared to $17.0 million for the three months ended June 30, 2007.

Net income for the three months ended June 30, 2008 is expected to be in the range of $4.1 million to $7.3 million, or $0.29 to $0.52 per fully diluted limited partner unit, compared to net income of $3.8 million, or $0.37 per fully diluted limited partner unit, for the three months ended June 30, 2007.  The fiscal 2008 fourth quarter benefited from the increased operating income, which was partially offset by a $1.4 million increase in interest expense resulting from additional debt incurred to finance the Smith acquisition and vessel newbuildings over the past year.

Year Ended June 30, 2008

For the year ended June 30, 2008, the Company expects to report operating income in the range of $46.0 million to $49.2 million, compared to $30.7 million of operating income for the year ended June 30, 2007.  This increase resulted primarily from the Smith acquisition and from the addition of new barges from the Company’s expansion and upgrade program.  Since the beginning of fiscal 2007, the Company has taken delivery of eight new tank barges.  Fiscal 2008 results were also positively impacted by continued strong rates, partially offset by lower vessel utilization in the coastwise trade as a result of a larger-than-normal drydocking schedule during the year, increased depreciation and amortization due to the Smith acquisition and the expanded fleet, and $8.5 million in higher general and administrative expenses as a result of the Smith acquisition and the Company’s continued growth.  EBITDA increased by $31.6 million, or 49%, to $95.8 million for the year ended June 30, 2008, compared to $64.2 million for the year ended June 30, 2007.

Net income for the 2008 fiscal year is expected to be in the range of $26.0 million to $29.2 million, or $1.97 to $2.21 per fully diluted limited partner unit, compared to net income of $15.8 million, or $1.55 per fully diluted limited partner unit, for the year ended June 30, 2007.  The fiscal 2008 year benefited from the increased operating income, and from a $2.1 million non-recurring gain from the settlement of legal proceedings relating to the Company’s previously reported November 2005 incident involving the barge DBL 152 in the Gulf of Mexico.  These increases were partially offset by a $7.2 million increase in interest expense resulting from debt incurred to finance the Smith acquisition and vessel newbuildings over the past year.

Distributable Cash Flow

The Company’s distributable cash flow for the fourth quarter of fiscal 2008 was $14.8 million, or 1.27 times the amount needed to cover the increased cash distribution of $11.7 million declared in respect of the period.  The coverage ratio for the year ended June 30, 2008 was 1.23 times; excluding the $2.1 million non-recurring gain mentioned above, the ratio was 1.19 times.

Earnings Conference Call

The Company has scheduled a conference call for today, August 5, 2008, at 4:00 P.M. Eastern time, to review the fourth quarter and fiscal year 2008 results.  Dial-in information for this call is (800) 299-0148 (Domestic) and (617) 801-9711 (International).   The Passcode is 10114244.  The conference call can also be accessed by webcast, which will be available at www.k-sea.com.  Additionally, a replay of the call will be available by telephone until August 12, 2008; the dial in number for the replay is (888) 286-8010 (Domestic) and (617) 801-6888 (International).  The Passcode is 27963681.

About K-Sea Transportation Partners

K-Sea Transportation Partners is one of the largest coastwise tank barge operators in the United States.  The Company provides refined petroleum products transportation, distribution and logistics services in the U.S. domestic marine transportation market, and its common units trade on the New York Stock Exchange under the symbol KSP.  For additional information, please visit the Company’s website, including the Investor Relations section, at www.k-sea.com .

Use of Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP).  However, certain non-GAAP financial measures such as EBITDA and distributable cash flow are also presented.  EBITDA is used as a supplemental financial measure of operating performance by management and by external users of financial statements to assess (a) the financial performance of the Company’s assets and the Company’s ability to generate cash sufficient to pay interest on indebtedness and make distributions to partners, (b) the Company’s operating performance and return on invested capital as compared to other companies in the industry, and (c) compliance with certain financial covenants in the Company’s debt agreements.  Management believes distributable cash flow is useful as another measure of the Company’s financial and operating performance, and its ability to declare and pay distributions to partners.  Distributable cash flow does not represent the amount of cash required to be distributed under the Company’s partnership agreement.  Neither EBITDA nor distributable cash flow should be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP.  EBITDA and distributable cash flow as presented herein may not be comparable to similarly titled measures of other companies. The Company expects to include a reconciliation of EBITDA and distributable cash flow in a Form 8-K.

Cautionary Statements

This press release contains forward-looking statements, which include any statements that are not historical facts, such as the Company’s expectations regarding the benefits to be derived from the Smith Maritime Group acquisition, business outlook, vessel utilization, delivery and integration of newbuild and acquired vessels (including the cost, timing and effects thereof), growth in earnings, distributable cash flow, expected distributions per unit, and future results of operations.  These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of the Company’s largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels,  failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in the marine transportation business and other factors detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P

John J. Nicola, Chief Financial Officer, 732 565-3818